Exhibit 99.1

Scholastic Reports Fiscal 2017 Third Quarter Results

Results Reflect Investments in Strategic Transformational Technology Initiatives

NEW YORK, March 23, 2017 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the Company's fiscal 2017 third quarter ended February 28, 2017.

Revenue as reported in the third quarter was $336.2 million, compared to $366.0 million a year ago, a decrease of 8% versus the prior year period. The operating loss for the third quarter of fiscal year 2017 increased to $23.6 million compared to an operating loss of $16.4 million in the prior year period. The third quarter is a lower revenue quarter for the Company in which it typically records a loss.

The Company reported a third quarter loss per share from continuing operations of $0.45, versus a loss of $0.21 in the prior year period. The results for the third quarter of 2017 and 2016 reflect one-time expenses of $0.09 per share and $0.15 per share, respectively. Excluding these one-time items, third quarter loss per share from continuing operations was $0.36 versus $0.06 in the prior year period.

The Company was able to largely offset the profit impact of lower revenues in book clubs and trade by planned cost reductions across the business. Internationally, sales gains in Asia and the export business were more than offset by lower revenues in the Company's major markets, primarily the result of the planned exit from a software distribution business in Australia. Increased overhead costs in the quarter were mainly the result of the Company's investments in strategic technology systems and new enterprise applications to manage marketing and web content, e-commerce, digital applications, analytics, product and customer data management, supply chain, and new financial systems.

"In the third quarter, we controlled costs effectively, protecting profits despite reduced sales in clubs, while trade sales returned to more normal levels after an exceptional first half driven by new Harry Potter publishing. Our program to better match our fair resources to each school's size and interests resulted in a significant improvement in the seasonal operating loss in fairs. Results in Education were on track for the year and we are sharply focused on the fourth quarter sales of comprehensive core curriculum literacy solutions, which are proving to be preferred over traditional textbooks by many teachers and districts," commented Richard Robinson, Chairman, President and Chief Executive Officer. "Our multi-year strategic investment plan in transformative technology systems is progressing and has resulted in higher overhead expense in the quarter, as anticipated. These investments in new enterprise systems and improved processes will affect every aspect of Scholastic's business, lowering costs and enabling the use of data-driven insights to develop closer relationships with our individual customers, schools and districts. As we are making these important strategic investments, we also remain on track to deliver positive free cash flow for the thirteenth consecutive year, excluding taxes paid last year on the sale of the educational technology business."

Cash Flow and Cash Position

Net cash provided by operating activities was $39.2 million in the current fiscal quarter compared to $26.4 million in the third quarter of fiscal 2016, an increase of $12.8 million. During the third quarter, the Company generated free cash flow (as defined in the accompanying tables) of $16.6 million, compared to $9.6 million in the prior year period. At quarter-end, cash and cash equivalents exceeded the Company's total debt by $456.0 million, as compared to $343.7 million a year ago.

The Company distributed $5.2 million in dividends during the third quarter.

One-Time Items

Non-recurring items reflected in the Company's pre-tax results for the third quarter included $4.4 million for a one-time severance charge associated with the Company's cost reduction programs and $0.5 million in exit costs related to the wind-down of its software distribution business in Australia. Non-recurring items reflected in the prior year period's pre-tax results totaled $8.3 million and included the non-cash write-down of certain legacy prepublication assets for $6.9 million in the Company's Education segment, as well as $1.4 million of one-time severance expense associated with the Company's cost reduction programs.

Fiscal 2017 Outlook Affirmed

Scholastic affirmed its fiscal 2017 outlook for total revenue of $1.7 to $1.8 billion and earnings per diluted share from continuing operations in the range of $1.60 to $1.70, excluding one-time items. The Company continues to expect free cash flow in the range of $40 to $50 million.

Third Quarter Results

Children's Book Publishing and Distribution. Segment revenue in the third quarter was $199.0 million, compared to $219.8 million in the prior year period, a decrease of $20.8 million, or 9%. The decline in revenue resulted from lower orders and reduced sales of media titles in clubs, as well as a significant decline in adult coloring book sales in trade and, as planned, fewer book fairs held in the quarter. Overall segment operating income was $6.3 million, versus $8.2 million in the prior year period, a decline of $1.9 million. The decline in operating income was primarily the result of the lower revenues in the quarter and the expected impact of wage improvement programs at the Company's warehouse, distribution and customer service centers, partially offset by lower catalog and promotion costs in book clubs and productivity improvements in book fairs fulfillment operations. Top-selling titles in the quarter included Dog Man Unleashed by Dav Pilkey, along with the original Dog Man book released earlier in the fall, and Wings of Fire: Talons of Power, the ninth book in the series.

Education. Segment revenue in the quarter fell 6% to $60.1 million, compared to $63.9 million in the prior year period, primarily as a result of lower sales of classroom books, where the pipeline has shifted to the fourth quarter, partially offset by higher professional development and services revenue. Segment operating income was $3.5 million, compared to an operating loss of $2.4 million in the prior year period, which included non-cash pre-tax charges of $6.9 million for the write-down of certain legacy prepublication assets. Excluding these one-time charges in the prior year period, operating income fell by $1.0 million. The lower profits were mainly attributable to lower revenues, partially offset by lower digital manufacturing costs.

International. Segment revenue in the third quarter was $77.1 million, compared to $82.3 million in the prior year period. Excluding the foreign exchange translation impact of $1.3 million in the quarter, revenue was $78.4 million, a decrease of $3.9 million, or 5%. Lower sales in the Company's major markets, where the Company's exit from a low margin software distribution business in Australia reduced revenues by $4.9 million in the quarter, were partially offset by revenue gains in Asia and export. The segment recorded an operating loss in the quarter of $3.9 million, including a one-time pre-tax charge of $0.5 million related to the wind-down of the software distribution business in Australia, compared to an operating loss of $1.7 million in the prior year period, which included $0.2 million of one-time expenses for restructuring severance. Excluding these one-time charges in the prior year period, operating income fell by $1.9 million as a result of the lower sales, as well as higher royalty and bad debt expense in Asia.

Other Financial Results. Corporate overhead in the third quarter was $25.1 million, excluding one-time items of $4.4 million, compared to $19.3 million the prior year period, after excluding $1.2 million in one-time items. The increase in corporate overhead charges in the current quarter was primarily the result of higher spending on technology transformations and higher facilities-related spend, both as anticipated.

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the fourth quarter of fiscal 2017. The dividend is payable on June 15, 2017 to shareholders of record as of the close of business on April 28, 2017.

Also as previously announced during the quarter, the Company entered into a new 5-year $375 million committed credit agreement with a syndicate of banks in place of a credit agreement that was set to expire in December 2017. The new agreement has substantially similar terms and conditions but allows for an increase in the Company's capacity for dividends and other distributions in respect of its capital stock.

Capital Investment Update

The Company is in the second year of a previously announced multi-year technology investment program, involving the replacement of core systems, to effectively leverage the Company's unique market position and distribution channels. The Company has successfully shifted business applications out of data centers and into the Cloud, replaced e-commerce systems, and implemented new foundational services technology. Investments in customer data and analytics, and the consolidation of product master data, are on track, as well as the merging of discrete web content management systems into a single platform. In addition, the design work has begun on a new ERP platform to manage the Company's financial and supply chain systems globally. The technology investments are designed to enable the Company to better utilize data to go to market, simplify and standardize business processes across divisions, communicate with customers, and share in common investments for the benefit of all business groups.

The Company's investment in its SoHo headquarters building is progressing on plan as it constructs new premium retail space to augment future rental income streams and increase the capacity of the offices to accommodate all New York staff, reducing its reliance on costly external leased space. Negotiations with high credit quality retail tenants are underway and the Company expects to be in a position to announce a 15-year lease with a valued retail tenant for its new 557 Broadway-facing retail space within the next few months.

Year-to-Date Results

For the first nine months of fiscal 2017, revenue was $1,242.0 million, compared to $1,159.0 million in the prior year period, an increase of $83.0 million, or 7%. Year-to-date sales have been adversely impacted by $6.1 million in translation losses as a result of the strong U.S. dollar. Excluding the effect of foreign exchange, revenues increased 8% versus the prior year period. Earnings per diluted share from continuing operations in the first nine months of the fiscal year were $0.36, compared to $0.26 a year ago, including one-time charges of $0.15 and $0.22 per diluted share, respectively.

Net cash provided by operating activities was $113.4 million in the first nine months of the current fiscal year compared to net cash used in operating activities of $151.6 million in the same period last year. The Company had free cash flow of $58.3 million, compared to a free cash use (as defined in the accompanying tables) of $191.8 million in the previous year, which included taxes and other payments related to the sale of the Company's former educational technology business.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations. Please refer to the non-GAAP financial tables attached to this press release for supporting details on special one-time items and other financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, March 23, 2017. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available until Friday, March 31, 2017 by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 81124320.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books, a leading provider of print and digital instructional materials for pre-K to grade 12, and a producer of educational and entertaining children's media. The Company creates quality books and ebooks, print and technology-based learning programs, classroom magazines and other products that, in combination, offer schools customized solutions to support children's learning both at school and at home. The Company also makes quality, affordable books available to all children through school-based book clubs and book fairs. With a 96 year history of service to schools and families, Scholastic continues to carry out its commitment to "Open a World of Possible" for all children. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	02/28/17	02/29/16	02/28/17	02/29/16

Revenues	$336.2	$366.0	$1,242.0	$1,159.0

Operating costs and expenses:
Cost of goods sold (1)	160.3	178.0	601.3	549.6
Selling, general and administrative expenses (2)	188.4	185.2	578.1	554.1
Bad debt expense	1.6	3.1	9.3	8.9
Depreciation and amortization	9.5	9.2	28.6	30.3
Asset impairments (3)	-	6.9	-	6.9

Total operating costs and expenses	359.8	382.4	1,217.3	1,149.8

Operating income (loss)	(23.6)	(16.4)	24.7	9.2

Interest expense, net	0.3	0.2	1.0	0.8
(Gain) loss on investments (4)	-	-	-	(2.2)

Earnings (loss) from continuing operations before income taxes	(23.9)	(16.6)	23.7	10.6

Provision (benefit) for income taxes	(8.4)	(9.4)	10.8	1.5

Earnings (loss) from continuing operations	(15.5)	(7.2)	12.9	9.1

Earnings (loss) from discontinued operations, net of tax	0.1	(1.8)	0.0	(2.6)

Net income (loss)	($15.4)	($9.0)	$12.9	$6.5

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (5)
Basic:
Earnings (loss) from continuing operations	(0.45)	(0.21)	0.37	0.27
Earnings (loss) from discontinued operations, net of tax	0.01	(0.05)	0.00	(0.08)
Net income (loss)	(0.44)	(0.26)	0.37	0.19

Diluted:
Earnings (loss) from continuing operations	(0.45)	(0.21)	0.36	0.26
Earnings (loss) from discontinued operations, net of tax	0.01	(0.05)	0.00	(0.07)
Net income (loss)	(0.44)	(0.26)	0.36	0.19

Basic weighted average shares outstanding	34,781	34,301	34,596	33,983
Diluted weighted average shares outstanding	34,781	34,301	35,336	34,912

(1)	In the three and nine months ended February 28, 2017, the Company recognized pretax exit costs related to its software distribution business in Australia of $0.5.
(2)

In the three and nine months ended February 28, 2017, the Company recognized pretax severance expense as part of cost reduction programs of $4.4 and $8.3, respectively.  In the three and nine months ended February 29, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $1.4 and $4.3, respectively.  In the nine months ended February 29, 2016, the Company recognized a pretax charge related to a warehouse optimization project in the Company's book fairs operations of $1.5 and pretax transaction costs of $0.4.

(3)	In the three and nine months ended February 29, 2016, the Company recognized pretax impairment charges related to certain legacy prepublication assets of $6.9.
(4)	In the nine months ended February 29, 2016, the Company recognized a pretax gain on sale of investment of $2.2 related to an investment in China.
(5)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				NINE MONTHS ENDED
	02/28/17	02/29/16	Change		02/28/17	02/29/16	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$60.3	$72.5	($12.2)	(17%)	$176.3	$200.9	($24.6)	(12%)
Book Fairs	89.5	90.3	(0.8)	(1%)	328.4	334.3	(5.9)	(2%)
Consolidated Trade	49.2	57.0	(7.8)	(14%)	264.6	166.0	98.6	59%
Total revenue	199.0	219.8	(20.8)	(9%)	769.3	701.2	68.1	10%
Operating income (loss)	6.3	8.2	(1.9)	(23%)	91.2	62.6	28.6	46%
Operating margin	3.2%	3.7%			11.9%	8.9%

Education
Revenue	60.1	63.9	(3.8)	(6%)	186.4	186.7	(0.3)	(0%)
Operating income (loss)	3.5	(2.4)	5.9		7.8	3.7	4.1	111%
Operating margin	5.8%	-			4.2%	2.0%

International
Revenue	77.1	82.3	(5.2)	(6%)	286.3	271.1	15.2	6%
Operating income (loss)	(3.9)	(1.7)	(2.2)		16.5	7.1	9.4	132%
Operating margin	-	-			5.8%	2.6%

Overhead expense	29.5	20.5	(9.0)	(44%)	90.8	64.2	(26.6)	(41%)

Operating income (loss)	($23.6)	($16.4)	($7.2)		$24.7	$9.2	$15.5	168%

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		02/28/17	02/29/16

Continuing Operations
	Cash and cash equivalents	$461.8	$351.9
	Restricted cash	0.0	17.3
	Accounts receivable, net	172.4	188.1
	Inventories, net	351.2	333.1
	Accounts payable	194.2	196.4
	Accrued royalties	87.5	52.8
	Lines of credit, short-term debt and current portion of long-term debt	5.8	8.2
	Long-term debt, excluding current portion	0.0	0.0
	Total debt	5.8	8.2
	Total capital lease obligations	7.8	8.8
	Net debt (1)	(456.0)	(343.7)

Discontinued Operations
	Total assets of discontinued operations	0.4	0.6
	Total liabilities of discontinued operations	0.1	1.5

Total stockholders' equity		1,269.0	1,226.2

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		NINE MONTHS ENDED
		02/28/17	02/29/16	02/28/17	02/29/16

	Net cash provided by (used in) operating activities	$39.2	$26.4	$113.4	($151.6)
	Less: Additions to property, plant and equipment	16.6	10.0	36.1	22.0
	Pre-publication and production costs	6.0	6.8	19.0	18.2

	Free cash flow (use) (2) (3)	$16.6	$9.6	58.3	(191.8)

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow (use) includes discontinued operations for the three and nine months ended February 28, 2017 and February 29, 2016.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	02/28/17	items	One-time items	02/29/16	items	One-time items

Revenues	$336.2	$0.0	$336.2	$366.0	$0.0	$366.0

Operating costs and expenses:
Cost of goods sold (1)	160.3	(0.5)	159.8	178.0	-	178.0
Selling, general and administrative expenses (2)	188.4	(4.4)	184.0	185.2	(1.4)	183.8
Bad debt expense	1.6	-	1.6	3.1	-	3.1
Depreciation and amortization	9.5	-	9.5	9.2	-	9.2
Asset impairments (3)	-	-	-	6.9	(6.9)	-

Total operating costs and expenses	359.8	(4.9)	354.9	382.4	(8.3)	374.1

Operating income (loss)	(23.6)	4.9	(18.7)	(16.4)	8.3	(8.1)

Interest expense, net	0.3	-	0.3	0.2	-	0.2
(Gain) loss on investments (4)	-	-	-	-	-	-

Earnings (loss) from continuing operations before income taxes	(23.9)	4.9	(19.0)	(16.6)	8.3	(8.3)

Provision (benefit) for income taxes	(8.4)	1.9	(6.5)	(9.4)	3.3	(6.1)

Earnings (loss) from continuing operations	(15.5)	3.0	(12.5)	(7.2)	5.0	(2.2)

Earnings (loss) from discontinued operations, net of tax	0.1	-	0.1	(1.8)	-	(1.8)

Net income (loss)	($15.4)	$3.0	($12.4)	($9.0)	$5.0	($4.0)

Earnings (loss) per diluted share from continuing operations	(0.45)	0.09	(0.36)	(0.21)	0.15	(0.06)
Earnings (loss) per diluted share from discontinued operations, net of tax	0.01	-	0.01	(0.05)	-	(0.05)
Net income (loss) per diluted share	(0.44)	0.09	(0.35)	(0.26)	0.15	(0.11)

	NINE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	02/28/17	items	One-time items	02/29/16	items	One-time items

Revenues	$1,242.0	$0.0	$1,242.0	$1,159.0	$0.0	$1,159.0

Operating costs and expenses:
Cost of goods sold (1)	601.3	(0.5)	600.8	549.6	-	549.6
Selling, general and administrative expenses (2)	578.1	(8.3)	569.8	554.1	(6.2)	547.9
Bad debt expense	9.3	-	9.3	8.9	-	8.9
Depreciation and amortization	28.6	-	28.6	30.3	-	30.3
Asset impairments (3)	-	-	-	6.9	(6.9)	-

Total operating costs and expenses	1,217.3	(8.8)	1,208.5	1,149.8	(13.1)	1,136.7

Operating income (loss)	24.7	8.8	33.5	9.2	13.1	22.3

Interest expense, net	1.0	-	1.0	0.8	-	0.8
(Gain) loss on investments (4)	-	-	-	(2.2)	-	(2.2)

Earnings (loss) from continuing operations before income taxes	23.7	8.8	32.5	10.6	13.1	23.7

Provision (benefit) for income taxes	10.8	3.4	14.2	1.5	5.2	6.7

Earnings (loss) from continuing operations	12.9	5.4	18.3	9.1	7.9	17.0

Earnings (loss) from discontinued operations, net of tax	0.0	-	0.0	(2.6)	-	(2.6)

Net income (loss)	$12.9	$5.4	$18.3	$6.5	$7.9	$14.4

Earnings (loss) per diluted share from continuing operations	0.36	0.15	0.51	0.26	0.22	0.48
Earnings (loss) per diluted share from discontinued operations, net of tax	0.00	-	0.00	(0.07)	-	(0.07)
Net income (loss) per diluted share	0.36	0.15	0.51	0.19	0.22	0.41

(1)	In the three and nine months ended February 28, 2017, the Company recognized pretax exit costs related to its software distribution business in Australia of $0.5.
(2)

In the three and nine months ended February 28, 2017, the Company recognized pretax severance expense as part of cost reduction programs of $4.4 and $8.3, respectively.  In the three and nine months ended February 29, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $1.4 and $4.3, respectively.  In the nine months ended February 29, 2016, the Company recognized a pretax charge related to a warehouse optimization project in the Company's book fairs operations of $1.5 and pretax transaction costs of $0.4.

(3)	In the three and nine months ended February 29, 2016, the Company recognized pretax impairment charges related to certain legacy prepublication assets of $6.9.
(4)	In the nine months ended February 29, 2016, the Company recognized a pretax gain on sale of investment of $2.2 related to an investment in China.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENT SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		02/28/17	items	One-time items	02/29/16	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$60.3		$60.3	$72.5		$72.5
	Book Fairs	89.5		89.5	90.3		90.3
	Consolidated Trade	49.2		49.2	57.0		57.0
	Total revenue	199.0		199.0	219.8		219.8
	Operating income (loss) (1)	6.3	-	6.3	8.2	-	8.2
	Operating margin	3.2%		3.2%	3.7%		3.7%

	Education
	Revenue	60.1		60.1	63.9		63.9
	Operating income (loss) (2)	3.5	-	3.5	(2.4)	6.9	4.5
	Operating margin	5.8%		5.8%	-		7.0%

	International
	Revenue	77.1		77.1	82.3		82.3
	Operating income (loss) (3)	(3.9)	0.5	(3.4)	(1.7)	0.2	(1.5)
	Operating margin	-		-	-		-

	Overhead expense (4)	29.5	(4.4)	25.1	20.5	(1.2)	19.3

	Operating income (loss)	($23.6)	$4.9	($18.7)	($16.4)	$8.3	($8.1)

		NINE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		02/28/17	items	One-time items	02/29/16	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$176.3		$176.3	$200.9		$200.9
	Book Fairs	328.4		328.4	334.3		334.3
	Consolidated Trade	264.6		264.6	166.0		166.0
	Total revenue	769.3		769.3	701.2		701.2
	Operating income (loss) (1)	91.2		91.2	62.6	1.5	64.1
	Operating margin	11.9%		11.9%	8.9%		9.1%

	Education
	Revenue	186.4		186.4	186.7		186.7
	Operating income (loss) (2)	7.8		7.8	3.7	6.9	10.6
	Operating margin	4.2%		4.2%	2.0%		5.7%

	International
	Revenue	286.3		286.3	271.1		271.1
	Operating income (loss) (3)	16.5	0.7	17.2	7.1	0.2	7.3
	Operating margin	5.8%		6.0%	2.6%		2.7%

	Overhead expense (4)	90.8	(8.1)	82.7	64.2	(4.5)	59.7

	Operating income (loss)	$24.7	$8.8	$33.5	$9.2	$13.1	$22.3

(1)	In the nine months ended February 29, 2016, the Company recognized a pretax charge related to a warehouse optimization project in the Company's book fairs operations of $1.5.
(2)	In the three and nine months ended February 29, 2016, the Company recognized a pretax impairment charge associated with certain legacy prepublication assets of $6.9.
(3)

In the three and nine months ended February 28, 2017, the Company recognized pretax exit costs related to its software distribution business in Australia of $0.5.  In the nine months ended February 28, 2017, the Company recognized pretax severance expense as part of cost reduction programs of $0.2.  In the three and nine months ended February 29, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $0.2.

(4)

In the three and nine months ended February 28, 2017, the Company recognized pretax severance expense as part of cost reduction programs of $4.4 and $8.1, respectively.  In the three and nine months ended February 29, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $1.2 and $4.1, respectively.  In the nine months ended February 29, 2016, the Company recognized pretax transaction costs of $0.4.

CONTACT: Scholastic Corporation - Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com; Media: Kyle Good, (212) 343-4563, kgood@scholastic.com